                                                                    EXHIBIT 12.1

                        INTEGRATED CIRCUIT SYSTEMS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                   Unaudited
                                                                                                   Pro Forma
                                                                                                  Year Ended
                                                                      Fiscal Year                   July, 3
                                                       1995     1996     1997      1998     1999      1999
                                                      -------------------------------------------  ---------
Earnings:
Income from continuing operations,
  before income taxes                                 13,634    4,954   (1,350)   34,220   28,363   18,444
Fixed charges:
     Interest expense                                    715      403       63        64    2,955   18,852
     Rentals (1/3 of all Lease rentals)                  171      179      145       263      571      571
                                                      ------    -----   ------    ------   ------   ------
                  Total earnings plus fixed charges   14,520    5,536   (1,142)   34,547   31,889   37,867
                                                      ======    =====   ======    ======   ======   ======
Total fixed charges                                      886      582      208       327    3,526   19,423
Ratio of earnings to fixed charges                      16.4x     9.5x    (5.5x)   105.7x     9.0x     1.9x